T.	ROWE PRICE INTERNATIONAL INDEX FUND, INC.

T.	Rowe Price International Equity Index Fund

The investment strategy was revised as follows to remove reference to the number of countries in which the fund will invest:

Fund seeks to provide long-term capital growth. We use the FTSE™ International Limited (“FTSE”) Developed ex North America Index, an equity market index based on the market capitalization of over 1,000 predominately large companies listed in Japan, the U.K., and developed countries in Continental Europe and the Pacific Rim.